Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-224729, Form S-8 No. 333-212478 and Form S-8 No. 333-197932) of Tribune Publishing Company and in the related Prospectuses of our reports dated March 8, 2021, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Tribune Publishing Company included in this Annual Report (Form 10-K) of Tribune Publishing Company for the year ended December 27, 2020.

/s/ Ernst & Young LLP
Dallas, Texas
March 8, 2021